PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
April 29, 2015	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Record Results for the First Quarter of 2015

Declares Cash Dividend of $0.19 per Share

(Manhattan, KS, April 29, 2015) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $2.8 million ($0.81 per diluted share) for the quarter ended March 31, 2015, compared to $1.7 million ($0.51 per diluted share) for the first quarter of 2014. Management will host a conference call to discuss these results at 10:00 a.m. (CT) on Thursday, April 30, 2015. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through May 31, 2015, by dialing (877) 344-7529 and using conference number 10064365.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.19 per share, to be paid May 27, 2015, to common stockholders of record on May 13, 2015.

Michael E. Scheopner, President and Chief Executive Officer, commented: “We are pleased to report that Landmark achieved record net earnings of $2.8 million for the first quarter of 2015, a 63% increase from $1.7 million in the first quarter of 2014. Earnings benefited from a $1.7 million recovery on a previously charged-off construction loan, which contributed to a $1.0 million negative provision for loan losses during the first quarter of 2015. In addition, our ongoing focus on mortgage banking led to an $827,000 increase in gains on sales of loans, and net interest income grew nearly 5% compared to the same period of 2014. During the first quarter of 2015, return on average assets was 1.30% compared to 0.84% a year earlier, and return on average equity was 15.41% vs. 10.81%. We believe that Landmark’s risk management practices and capital strength continue to position us well for long-term growth as the economy expands and the interest rate environment begins to return to levels experienced before the recession. As a community bank with a strong presence across Kansas, Landmark is committed to growing our customer relationships and meeting the diverse financial needs of families and businesses.”

First Quarter Financial Highlights

Net interest income was $6.3 million for the quarter ended March 31, 2015, an increase of $294,000, or 4.9%, from the first quarter of 2014. Net interest margin, on a tax equivalent basis, decreased from 3.49% in the first quarter of 2014 to 3.47% in the first quarter of 2015. The increase in net interest income was primarily the result of a 5.8% increase in our average interest-earning assets from $736.9 million in the first quarter of 2014 to $780.0 million in the first quarter of 2015. Net interest margin declined for the quarter as the growth in interest-earning assets occurred primarily in investment securities, which typically yield less than loans. During the first quarter of 2015, we recorded a negative provision for loan losses of $1.0 million compared to a provision for loan losses of $150,000 in the first quarter of 2014, primarily as a result of the recovery discussed above.

Total non-interest income was $3.8 million in the first quarter of 2015, an increase of $527,000, or 16.3%, compared to the same period of 2014, primarily as a result of an $827,000 increase in gains on sales of loans. Gains on sales of loans increased as a result of expanding Landmark’s mortgage banking platform and increased refinancing demand due to a decline in mortgage rates during the first quarter of 2015. Partially offsetting the increased gains on sales of loans was a $254,000 loss on sales of investment securities during the first quarter of 2015 as we sold a portion of our agency mortgage-backed investment securities portfolio to reduce exposure to rising interest rates.

Non-interest expense increased $300,000, or 4.4%, to $7.1 million for the first quarter of 2015 compared to a year earlier. The increase in non-interest expense was primarily the result of increases of $237,000 in compensation and benefits and $137,000 in other non-interest expense. The higher expenses in the first quarter of 2015 primarily reflected expenses associated with the expanded mortgage banking activity. During the first quarter of 2015, we recorded income tax expense of $1.2 million, compared to $576,000 during the same period of 2014. Our effective tax rate increased from 25.3% in the first quarter of 2014 to 29.6% in the first quarter of 2015 as a result of higher earnings before income taxes.

Balance Sheet Highlights

Total assets increased $8.6 million, or 1.0%, to $872.1 million at March 31, 2015, from $863.5 million at December 31, 2014. Net loans increased $957,000, or 0.2%, to $417.1 million at March 31, 2015, compared to $416.2 million at December 31, 2014. Investment securities decreased $11.9 million, or 3.4%, to $341.1 million at March 31, 2015, from $352.9 million at December 31, 2014. The decline in investment securities at March 31, 2015 was the result of selling $19.1 million of agency mortgage-backed investment securities at the end of the first quarter, which also increased our cash balances. Stockholders’ equity increased to $75.2 million (book value of $22.55 per share) at March 31, 2015, from $71.6 million (book value of $21.49 per share) at December 31, 2014. The ratio of equity to total assets increased to 8.63% at March 31, 2015, from 8.30% at December 31, 2014, and our ratio of tangible equity to tangible assets increased to 6.28% from 5.91% for the same periods.

At March 31, 2015, the allowance for loan losses was $5.9 million, or 1.40% of gross loans outstanding, compared to $5.3 million, or 1.26% of gross loans outstanding, at December 31, 2014. While non-performing loans decreased slightly to $5.9 million, or 1.40% of gross loans, at March 31, 2015, from $6.0 million, or 1.44% of gross loans, at December 31, 2014, we experienced a $10.6 million increase in our classified loan totals to $28.7 million at March 31, 2015, in comparison to December 31, 2014, which prompted the increase in our allowance for loan losses at March 31, 2015. We recorded net loan recoveries of $1.6 million during the first quarter of 2015 compared to net loan charge-offs of $50,000 during the first quarter of 2014. The net loan recoveries during the first quarter of 2015 were primarily associated with the recovery of $1.7 million on a $4.3 million construction loan which was fully charged-off during 2010 and 2011. To date the Company has recovered approximately $2.4 million of the loan and continues to pursue collection of the remaining amount.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi)  changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; and (xvi) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):
	March 31,	December 31,
	2015	2014
ASSETS:
Cash and cash equivalents	$25,967	$12,760
Investment securities	341,088	352,938
Loans, net	417,147	416,190
Loans held for sale	16,399	10,671
Premises and equipment, net	21,311	20,954
Bank owned life insurance	17,772	17,650
Goodwill	17,532	17,532
Other intangible assets, net	4,337	4,370
Other assets	10,555	10,405
TOTAL ASSETS	$872,108	$863,470

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$713,736	$704,555
Federal Home Loan Bank and other borrowings	69,299	76,547
Other liabilities	13,829	10,723
Total liabilities	796,864	791,825
Stockholders' equity	75,244	71,645
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$872,108	$863,470

LOANS (unaudited):

One-to-four family residential real estate	$129,464	$127,555
Construction and land	17,677	21,950
Commercial real estate	123,103	118,411
Commercial	61,450	59,971
Agriculture	63,288	64,316
Municipal	8,818	8,982
Consumer	19,282	20,044
Net deferred loan costs and loans in process	(30)	281
Allowance for loan losses	(5,905)	(5,320)
Loans, net	$417,147	$416,190

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$5,930	$6,046
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	198	255
Total non-performing assets	$6,128	$6,301

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.36%	0.26%
Total non-performing loans to gross loans outstanding	1.40%	1.44%
Total non-performing assets to total assets	0.70%	0.73%
Allowance for loan losses to gross loans outstanding	1.40%	1.26%
Allowance for loan losses to total non-performing loans	99.58%	87.99%
Equity to total assets	8.63%	8.30%
Tangible equity to tangible assets (1)	6.28%	5.91%
Book value per share (2)	$22.55	$21.49

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

(2) Per share value at December 31, 2014 has been adjusted to give effect to the 5% stock dividend paid during December 2014.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended March 31,
	2015	2014
Interest income:
Loans	$5,188	$5,221
Investment securities and other	1,875	1,584
Total interest income	7,063	6,805

Interest expense:
Deposits	278	326
Borrowed funds	491	479
Total interest expense	769	805

Net interest income	6,294	6,000
Provision for loan losses	(1,000)	150
Net interest income after provision for loan losses	7,294	5,850

Non-interest income:
Fees and service charges	1,682	1,670
Gains on sales of loans, net	1,943	1,116
Bank owned life insurance	122	127
Loss on sales of investment securities, net	(254)	-
Other	270	323
Total non-interest income	3,763	3,236

Non-interest expense:
Compensation and benefits	3,721	3,484
Occupancy and equipment	1,071	1,113
Professional fees	234	286
Amortization of intangibles	335	304
Data processing	347	369
Advertising	124	112
Federal deposit insurance premiums	119	132
Foreclosure and real estate owned expense	25	13
Other	1,135	998
Total non-interest expense	7,111	6,811

Earnings before income taxes	3,946	2,275
Income tax expense	1,169	576
Net earnings	$2,777	$1,699

Net earnings per share (1)
Basic	$0.83	$0.51
Diluted	0.81	0.51

Shares outstanding at end of period (1)	3,337,424	3,333,372

Weighted average common shares outstanding - basic (1)	3,335,891	3,306,545
Weighted average common shares outstanding - diluted (1)	3,429,091	3,347,129

OTHER DATA (unaudited):

Return on average assets (2)	1.30%	0.84%
Return on average equity (2)	15.41%	10.81%
Return on average tangible equity (2) (4)	22.02%	16.50%
Net interest margin (2) (3)	3.47%	3.49%

(1) Share and per share values at or for the period ended March 31, 2014 have been adjusted to give effect to the 5% stock dividend paid during December 2014.

(2) Information for the three months ended March 31 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.

(4) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.